Exhibit 99.1

Kulicke & Soffa Reports Third Fiscal Quarter Results

A conference call to discuss these results will be held today beginning at 9:00 a.m. EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—July 28, 2005—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its third fiscal quarter ended June 30, 2005.

Net revenue for the third fiscal quarter ended June 30, 2005 was $138.2 million compared to $124.8 million for the previous quarter and $194.6 million in the comparable year-ago quarter. The net loss was $101.8 million or $1.97 per share versus net income for the year-ago quarter of $22.7 million or $0.35 per diluted share. Included in the loss for the third fiscal quarter are non-cash goodwill and intangible asset impairment charges of $100.6 million associated with the Company’s Test segment and $2.2 million for factory consolidation and relocation. Also included is the recognition of a $1.6 million gain from the previous sale of the Company’s wedge bonding technology, and a tax benefit of $1.8 million resulting from the expected repatriation of foreign earnings.

Scott Kulicke, chairman and chief executive officer, stated, “We achieved sequentially increasing equipment revenue for the second and third fiscal quarters and we believe revenue for the fourth fiscal quarter will also increase sequentially. We believe that this pattern of growing demand for our equipment is indicative of the early stages of a semiconductor assembly recovery.”

Third Quarter Highlights

Technology & Manufacturing

•	K&S shipped its newest automatic ball bonders, the Maxum Ultra and Maxum Elite models, to key customers for evaluation and qualification at their sites. We believe that the first production quantity shipments of these new machines will begin during the fourth fiscal quarter.

•	The K&S Quatrix test socket was successfully tested at a customer location. This new technology replaces traditional spring pins with a unique, long-life torsion spring contact that is expected to significantly reduce customers’ cost of testing.

•	K&S completed its plan to migrate the majority of its cantilever probe card manufacturing to Asia. In the month of June, China accounted for 59% of K&S’s cantilever probe card production, while Taiwan accounted for 20% and San Jose 21%.

Key Product Trends

•	K&S wire bonder sales for the third fiscal quarter were split approximately 66% to subcontractors and 34% to IDM’s, while the second fiscal quarter was split approximately 42% to the subcontractors and 58% to IDM’s.

•	K&S gold bonding wire received record order quantities for a single quarter. Orders for the third fiscal quarter totaled more than 1 billion feet of bonding wire. The 14% increase in volume over the second fiscal quarter represents market share gains at key customers.

•	Losses in the Test segment continued to be greater than expected as cantilever and package test revenue eroded from the second fiscal quarter. The lower revenue was from a change in customer/product mix, which also resulted in lower gross margins for the test business segment in the third fiscal quarter.

Financial Highlights

•	K&S revenue rose 10.8% from the second fiscal quarter to the third fiscal quarter, which followed the 7.3% rise from the first fiscal quarter to the second fiscal quarter. The increase over the second fiscal quarter was a result of stronger demand for our equipment and wire products.

•	K&S equipment revenue for the third fiscal quarter was $48.4 million, which produced income from operations for the equipment group of $8.5 million. This represents a 24% increase in revenue and a 158% increase in income from operations over the second fiscal quarter.

•	The Company recognized a gain of $1.6 million on the previous sale of its wedge bonder technology, which included both the design of wedge bonding machines and the licensing of intellectual property.

•	Expenses associated with the relocation and restructuring of production to low cost regions was $2.2 million during the June quarter, which tracked K&S’s plan. The costs associated with these factory moves are included in S.G. & A. expenses.

Business Summary

Scott Kulicke concluded, “We expect continued incremental revenue growth in the fourth fiscal quarter, which is consistent with our opinion that the semiconductor assembly industry is in a recovery mode. We expect revenue for the September quarter to be in the $160 to $175 million range.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and PC boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, shipments, introduction of new products, expected customer benefits from our new products, projected demand for our products, and to the recovery in the semiconductor assembly equipment industry. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis, particularly in our test business; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2004 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2004	2005	2004	2005
Net revenue	$194,628	$138,210	$570,268	$379,300

Cost of sales	129,556	105,168	381,300	289,435

Gross profit	65,072	33,042	188,968	89,865

Selling, general and administrative	24,688	24,592	78,055	70,410
Research and development, net	8,887	10,991	25,791	29,792
Resizing (recovery) costs	—	—	(68)	—
Asset impairment	—	48,820	3,293	48,820
Goodwill impairment	—	51,756	—	51,756
(Gain) loss on sale of assets	—	(1,563)	(794)	(3,060)
Amortization of intangible assets	2,198	1,713	6,828	6,225

Operating expense	35,773	136,309	113,105	203,943

Income (loss) from operations	29,299	(103,267)	75,863	(114,078)

Interest income	275	548	781	1,564
Interest expense	(2,191)	(953)	(9,052)	(2,846)
Charge on early extinguishment of debt	(1,825)	—	(8,594)	—

Income (loss) from continuing operations before income tax	25,558	(103,672)	58,998	(115,360)

Provision for income taxes	2,877	(1,831)	5,637	1,345

Net income (loss) from continuing operations	$22,681	$(101,841)	$53,361	$(116,705)

Loss from discontinued FCT operations	—	—	(432)	—
Loss on sale of FCT Division	—	—	(380)	—

Net income (loss)	$22,681	$(101,841)	$52,549	$(116,705)

Net income (loss) per share from continued operations:
Basic	$0.45	$(1.97)	$1.05	$(2.27)

Diluted	$0.35	$(1.97)	$0.84	$(2.27)

Loss per share from discontinued operations:
Basic	$—	$—	$(0.01)	$—

Diluted	$—	$—	$(0.01)	$—

Net income (loss) per share:
Basic	$0.45	$(1.97)	$1.04	$(2.27)

Diluted	$0.35	$(1.97)	$0.83	$(2.27)

Weighted average shares outstanding:
Basic	50,873	51,813	50,652	51,512
Diluted	67,943	51,813	69,187	51,512

	Three months ended June 30,		Nine months ended June 30,
	2004	2005	2004	2005
Additional financial data:

Depreciation and amortization	$7,364	$6,872	$23,282	$20,873

Capital expenditures	$2,054	$2,372	$8,076	$8,710

			June 30,
			2004	2005
Backlog of orders			$104,000	$81,000

Number of employees			3,322	3,333

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2004	(Unaudited) June 30, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$60,333	$55,699
Restricted cash	3,257	3,497
Short-term investments	32,176	29,499
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/04 - $3,646; 6/30/05 - $3,310)	110,718	119,478
Inventories, net	58,017	51,084
Assets held for sale	6,072	—
Prepaid expenses and other current assets	10,310	11,133
Deferred income taxes	12,417	11,800

TOTAL CURRENT ASSETS	293,300	282,190

Property, plant and equipment, net	51,434	46,719
Intangible assets, (net of accumulated amortization: 9/30/04 - $35,209; 6/30/05 - $41,435)	54,045	—
Goodwill	81,440	29,684
Other assets	7,463	6,459

TOTAL ASSETS	$487,682	$365,052

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of long term debt	$202	$10,304
Accounts payable	50,002	43,665
Accrued expenses	37,660	32,000
Income taxes payable	11,986	13,900

TOTAL CURRENT LIABILITIES	99,850	99,869

Long term debt	275,725	270,570
Other liabilities	8,112	7,026
Deferred taxes	36,975	31,889

TOTAL LIABILITIES	420,662	409,354

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, without par value	213,847	218,111
Retained earnings (deficit)	(139,912)	(256,617)
Accumulated other comprehensive loss	(6,915)	(5,796)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	67,020	(44,302)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$487,682	$365,052

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2005:

	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Quarter ended June 30, 2005:

Net revenue	$48,382	$69,219	$20,609	$—	$138,210
Cost of sales	28,097	57,085	19,986	—	105,168

Gross profit	20,285	12,134	623	—	33,042
Operating costs	13,352	6,067	13,563	4,314	37,296
Asset impairment	—	—	48,820	—	48,820
Goodwill impairment	—	—	51,756	—	51,756
(Gain) loss on sale of assets	(1,563)	—	—	—	(1,563)

Income (loss) from operations	$8,496	$6,067	$(113,516)	$(4,314)	$(103,267)

Nine months ended June 30, 2005:

Net revenue	$116,716	$196,853	$65,731	$—	$379,300
Cost of sales	68,078	160,422	60,935	—	289,435

Gross profit	48,638	36,431	4,796	—	89,865
Operating costs	38,460	18,130	37,911	11,926	106,427
Asset impairment	—	—	48,820	—	48,820
Goodwill impairment	—	—	51,756	—	51,756
(Gain) loss on sale of assets	(1,563)	—	(1,497)	—	(3,060)

Income (loss) from operations	$11,741	$18,301	$(132,194)	$(11,926)	$(114,078)

Fiscal 2004:

	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Quarter ended June 30, 2004:

Net revenue	$95,732	$61,740	$37,156	$—	$194,628
Cost of sales	55,940	47,796	25,820	—	129,556

Gross profit	39,792	13,944	11,336	—	65,072
Operating costs	14,889	5,776	10,437	4,671	35,773

Income (loss) from operations	$24,903	$8,168	$899	$(4,671)	$29,299

Nine months ended June 30, 2004:

Net revenue	$312,172	$167,418	$90,678	$—	$570,268
Cost of sales	181,522	129,968	69,810	—	381,300

Gross profit	130,650	37,450	20,868	—	188,968
Operating costs	45,418	16,209	34,559	14,488	110,674
Resizing (recovery) costs	—	—	—	(68)	(68)
Asset impairment	—	—	3,293	—	3,293
(Gain) loss on sale of assets	—	—	(85)	(709)	(794)

Income (loss) from operations	$85,232	$21,241	$(16,899)	$(13,711)	$75,863